[KELLWOOD LOGO]


                           N E W S     R E L E A S E


FOR IMMEDIATE RELEASE



              ROBERT C. SKINNER JR. NAMED CHIEF EXECUTIVE OFFICER;
                     W. LEE CAPPS III ADDS COO TO HIS POST;
             HAL J. UPBIN TO REMAIN AS CHAIRMAN THROUGH JANUARY 2006

St. Louis, Missouri - June 2, 2005 o Robert C. Skinner, Jr., has been elected chief executive officer in addition to his current position of president and director of Kellwood Company, according to Hal J. Upbin, Kellwood chairman.

     "I am very pleased to be turning over the Kellwood leadership to Bob as he assumes the role of chief executive officer. This is part of the Company's overall succession planning process. Bob's focus over the past year and a half as president and chief operating officer has been on both setting strategic planning protocol and creating a process for building brands in the divisions. The Board and I have been very pleased with the inroads he has made," said Upbin.

     Skinner noted "I look forward to leading Kellwood into a new era of success and prosperity as we continue to focus on building and acquiring strong brands, rebalancing our portfolio, and strengthening our management team. It's an honor to take the helm from Hal, my mentor and partner, who built an outstanding operating infrastructure that will serve us well into the future."

     W. Lee Capps III adds the post of chief operating officer to his current role of chief financial officer. "Lee has been an integral member of Kellwood's senior management team for several years. Through his leadership, Kellwood has built a strong financial organization and operations support group. I am pleased to announce his promotion to chief operating officer," said Skinner. The Company's Other Soft Goods segment, which consists of American Recreation Products, Gerber Childrenswear, and Intimate Apparel, and the Company's Information Technology function, will now report to Capps. Capps reports to Skinner.

     Upbin will remain as chairman through January 31, 2006. Following his retirement, Upbin has agreed to a three-year consulting agreement to advise the Company in specific areas including mergers and acquisitions, strategic planning and operational projects.

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ADD ONE
     Skinner was elected to the Kellwood Board of Directors in June 2004, and president and COO in December 2003. From March 2002 until December 2003, he served as Kellwood corporate vice president with overall responsibility for Menswear, Intimate Apparel and Childrenswear. Skinner joined Kellwood two years earlier in 2000 as president of the Company's Menswear division. Prior to Kellwood, he was president of Oxford Shirt Group for 13 years, and corporate vice president of Oxford Industries for his last two years there.

     Capps formerly had held the post of EVP finance and CFO since December 2003. From 2002 to 2003, he was SVP and CFO. He was appointed CFO in November 2000. Capps joined the Kellwood family in 1988 through the Company's American Recreation Products subsidiary.

     Upbin was elected Kellwood chairman of the board in December 1999. He was named CEO in December 1997, and president and COO in 1994. In 1995, Upbin was elected to the Board of Directors. In 1992, he was promoted to executive vice president corporate development. Upbin joined Kellwood in 1988 with the Company's acquisition of American Recreation Products.

ABOUT KELLWOOD COMPANY
Kellwood (NYSE:KWD) is a $2.5 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Phat Farm(R), Baby Phat(R), Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), My Michelle(R), Briggs New York(R), Northern Isles(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Calvin Klein(R), XOXO(R), Liz Claiborne(R) Dresses and Suits, IZOD(R), Claiborne(R) Dress Shirts, Dockers(R), Gerber(R), Slates(R) Bill Burns(R), David Meister(TM), Nautica(R) Dress shirts, and O Oscar, an Oscar de la Renta company, are produced under licensing agreements. For more information, visit www.kellwood.com.

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CONTACT: Corina Taylor, Director Corporate Communications, Kellwood Company,
314.576.3391, Fax 314.576.3434 or corina.taylor@kellwood.com. Corporate Office:
600 Kellwood Parkway, St. Louis, Missouri, 63017.